UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2006

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Employment Agreement with Jeffrey G. Katz

On July 3, 2006, Jeffrey G. Katz entered into an employment agreement with LeapFrog Enterprises, Inc. (“LeapFrog”) for the position of President and Chief Executive Officer. Mr. Katz began his employment with LeapFrog on July 3, 2006. Mr. Katz has served since June 2005, and will continue to serve, as a member of the Board of Directors of LeapFrog (the “Board”), provided that as set forth in the agreement, Mr. Katz will resign from the Board if so requested upon a termination of his employment. The following is a brief description of the other terms and conditions of the agreement that are material to LeapFrog.

Mr. Katz’s employment agreement provides for an annual base salary of $600,000 and a sign-on bonus of $300,000 (the “Sign-on Bonus”). Mr. Katz is eligible to receive an annual bonus based on his achievement of certain performance objectives established by the Board, or the Compensation Committee of the Board, as well as LeapFrog’s overall business and financial performance, at the target bonus opportunity level of 100% of Mr. Katz’s annual base salary and at a maximum 200% of his annual base salary for exemplary performance pursuant to stretch-level objectives. Mr. Katz must be an active employee of LeapFrog through and as of the last day of each bonus year in order to be eligible to receive a bonus for that year. Mr. Katz will be eligible to receive a bonus for performance in 2006, prorated for his partial year of service, which bonus will be reduced (but not below zero) by the Sign-on Bonus. For the first year of Mr. Katz’s employment, LeapFrog will make available for Mr. Katz’s use a fully furnished apartment in the San Francisco area, including the payment of rent and utilities, and until Mr. Katz occupies the apartment or another permanent residency in the San Francisco area, will reimburse Mr. Katz for reasonable expenses incurred in commuting between the San Francisco and Los Angeles areas.

Effective on July 6, 2006, Mr. Katz was granted the following awards of nonstatutory stock options (the “Options”) to purchase shares of LeapFrog’s Class A Common Stock (“Common Stock”): (1) an option, pursuant to the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan (the “Plan”), to purchase 1,200,000 shares of Common Stock at a per-share exercise price of $10.30, which price is equal to the Fair Market Value (as defined under the Plan) of a share of Common Stock on the grant date; (2) an option pursuant to the Plan to purchase 800,000 shares of Common Stock at a per-share exercise price of $13.33; (3) an option in the form of an inducement grant outside the Plan to purchase 150,000 shares of Common Stock at a per-share exercise price of $13.33; and (4) an option in the form of an inducement grant outside the Plan to purchase 500,000 shares of Common Stock at a per-share exercise price of $16.67. Each of the Options shall have a ten-year term (the “Option Term”) and shall vest over a four-year period with 25% of the shares subject to each of the Options vesting upon Mr. Katz’s completion of one year of continuous employment service and 1/48th of the shares vesting for each month of continuous service thereafter. Each Option pursuant to the Plan will be subject to all terms and conditions set forth in the Plan and in a stock option grant notice and stock option agreement substantially in the forms attached to the agreement, and each Option granted outside the Plan will be governed by terms substantially similar to those of the Plan. Mr. Katz acknowledged that the Options are in lieu of any 2006 award under LeapFrog’s 2002 Non-Employee Directors’ Stock Award Plan (the “Directors’ Plan”) and, accordingly, he renounced the automatic annual grant made under the Directors’ Plan on July 3, 2006. After January 1, 2007, Mr. Katz will be eligible to receive additional equity awards pursuant to the Plan.

Under the terms of the agreement, if LeapFrog terminates Mr. Katz’s employment without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), subject to certain conditions:

•	he will be entitled to receive a prorated portion of his target bonus for the year in which his employment terminates;

•	all unvested shares subject to the Options will accelerate vesting such that the number of shares that would otherwise vest within a twelve-month period under each option grant will become fully exercisable as of his last day of employment, and all of the vested and unexercised shares pursuant to the Options will remain exercisable for two years after the termination date (but not beyond the Option Term); and

•	Mr. Katz and LeapFrog will immediately commence a consulting relationship, as described further below (the “Consultancy”).

Upon the occurrence of a change in control (as defined in the agreement) of LeapFrog, all unvested Options and equity awards then held by Mr. Katz will become fully vested. If LeapFrog terminates Mr. Katz’s employment without cause or if he terminates his employment for good reason in connection with or during the two year period following a change in control of LeapFrog, subject to certain conditions:

•	he will be entitled to receive a prorated portion of his target bonus for the year in which his employment terminates;

•	all unvested equity awards then held by Mr. Katz will become fully vested as of his last day of employment, and all of the vested and unexercised shares pursuant to the Options and any other options then held by Mr. Katz will remain exercisable for two years after the termination date (but not beyond the Option Term); and

•	Mr. Katz and LeapFrog will immediately commence the Consultancy.

Upon the termination of Mr. Katz’s employment for any reason other than a termination by LeapFrog for cause, upon or following a delisting of LeapFrog’s shares of Common Stock from public trading, all of Mr. Katz’s vested and unexercised shares pursuant to the Options will remain exercisable for five years after the termination date (but not beyond the Option Term).

The agreement provides for a Consultancy period of two years following Mr. Katz’s termination for good reason or a termination by LeapFrog other than for cause or due to Mr. Katz’s disability or death. During the Consultancy, Mr. Katz will provide consulting services for a maximum of 40 hours per month, and will be paid fees equal to the sum of (1) Mr. Katz’s base salary as in effect immediately prior to his termination, (2) the higher of Mr. Katz’s then-target bonus and the average annual bonus amount paid to Mr. Katz for the two fiscal years preceding the termination date and (3) one-third of all self-employment taxes to be paid by Mr. Katz on such fees. Subject to certain conditions, LeapFrog will also pay during the Consultancy all health insurance continuation premiums necessary to maintain group health insurance coverage for Mr. Katz and his dependents as in effect on the termination date.

The foregoing description of the agreement is qualified in its entirety by reference to the text of the agreement attached hereto as Exhibit 10.1. The form of Stock Option Agreement pursuant to which Mr. Katz was awarded options in the form of inducement awards outside the Plan as described above is attached hereto as Exhibit 10.2.

Employment Agreement with Thomas J. Kalinske

On July 3, 2006, Thomas J. Kalinske entered into an employment agreement with LeapFrog that replaced in its entirety the employment agreement previously entered into with LeapFrog dated April 20, 2004. Under the new agreement, Mr. Kalinske resigned as Chief Executive Officer as of July 3, 2006 and agreed to serve as Vice Chairman of LeapFrog through April 20, 2008. The following is a brief description of the terms and conditions of the agreement that are material to LeapFrog.

The agreement provides for an annual base salary of $495,000 and a guaranteed annual bonus of $67,500. Mr. Kalinske is also eligible to receive an annual discretionary bonus of up to 100% of his then-current annual salary, less $67,500, based on LeapFrog’s performance and Mr. Kalinske’s achievement of performance objectives established in writing by the Board. Mr. Kalinske must be an active employee of LeapFrog as of December 31 of the bonus year in order to receive the guaranteed bonus and the discretionary bonus. Mr. Kalinske is entitled to up to $20,000 each year for the cost of term life insurance providing for an aggregate benefit of $2,000,000.

If LeapFrog terminates Mr. Kalinske’s employment without cause (as defined in the agreement), or if he terminates his employment for good reason (as defined in the agreement), he is entitled to receive (1) a lump sum payment in an amount equivalent to his annual base salary in effect on the termination date, (2) his annual guaranteed bonus and a pro rata portion of the incentive bonus he would have been entitled to receive but for his termination and (3) reimbursement for health insurance premiums for him and his dependents for up to 12 months from the termination date. In addition, all unvested stock options held by Mr. Kalinske will accelerate vesting such that the number of shares that would otherwise vest within a twelve-month period under each option grant will become fully exercisable as of Mr. Kalinske’s termination date. In addition, if Mr. Kalinske’s employment is terminated for any reason other than death, disability or cause, and if Mr. Kalinske has satisfactorily performed his duties under his employment agreement, LeapFrog will negotiate with Mr. Kalinske in good faith regarding a subsequent consulting or other relationship that would allow his unvested options to continue to vest.

Upon the occurrence of a change in control (as defined in the agreement) of LeapFrog, all unvested options then held by Mr. Kalinske will become fully vested. If LeapFrog terminates Mr. Kalinske’s employment without cause during the 90 days prior to or 12 months following a change in control of LeapFrog, or if he terminates his employment for good reason during the same period, Mr. Kalinske would be entitled to an amount equal to 150% of his base salary plus his guaranteed bonus and incentive bonus for the preceding year. Mr. Kalinske would also be entitled to receive reimbursement for health insurance premiums paid by Mr. Kalinske for him and his dependents for up to 12 months from the date his employment with LeapFrog ends.

The foregoing description of the agreement is qualified in its entirety by reference to the text of the agreement attached hereto as Exhibit 10.3.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Jeffrey G. Katz, 51, was appointed LeapFrog’s President and Chief Executive Officer on July 3, 2006. Since June 2005, Mr. Katz has served as a member of the Board. Prior to his employment with LeapFrog, Mr. Katz served as the Chairman and Chief Executive Officer of Orbitz, Inc. from 2000 to 2004 . From 1997 to 2000, Mr. Katz was President and Chief Executive Officer of Swissair. From 1980 to 1997, he served in a variety of roles at American Airlines, including Vice President of American Airlines and President of the Computerized Reservation System Division of SABRE. Mr. Katz serves on the board of directors of Northwest Airlines Corporation, a publicly held airline, and is a member of their Audit Committee, and also serves on the boards of a privately held company and City of Hope National Cancer Research Institute. Mr. Katz received a B.S. in mechanical engineering from the University of California, Davis, and holds M.S. degrees from both Stanford University and the Massachusetts Institute of Technology.

In connection with his appointment as LeapFrog’s President and Chief Executive Officer, Mr. Katz resigned as a member of the Board’s Audit Committee, Strategy Committee and Nominating and Corporate Governance Committee. Effective immediately upon such resignations, the Board appointed Stanley E. Maron to serve as an independent member of the Audit Committee and David C. Nagel to serve as an independent member of the Nominating and Corporate Governance Committee. The Board also determined that Mr. Maron is “financially literate” in accordance with the requirements of the New York Stock Exchange listing standards for audit committee members.

Mr. Katz has entered into an employment agreement with LeapFrog. A brief description of the material terms of this agreement is set forth in Item 1.01 of this Current Report on Form 8-K, which description is qualified in its entirety by reference to the text of the agreement attached hereto as Exhibit 10.1.

On July 3, 2006, Thomas J. Kalinske resigned as LeapFrog’s Chief Executive Officer and entered into a new employment agreement with LeapFrog, under which he agreed to serve as Vice Chairman of Leapfrog. A brief description of the material terms of this agreement is set forth in Item 1.01 of this Current Report on Form 8-K, which description is qualified in its entirety by reference to the text of the agreement attached hereto as Exhibit 10.3.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, effective as of July 3, 2006, by and between Jeffrey G. Katz and LeapFrog Enterprises, Inc.

10.2	Form of Stock Option Agreement, executed between LeapFrog Enterprises, Inc. and Jeffrey G. Katz on July 6, 2006 for 150,000 shares of Common Stock at a per-share exercise price of $13.33, and 500,000 shares of Common Stock at a per-share exercise price of $16.67.

10.3	Employment Agreement, effective as of July 3, 2006, by and between Thomas J. Kalinske and LeapFrog Enterprises, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: July 7, 2006	By:	/s/ Peter M.O. Wong
Peter M.O. Wong
Corporate Secretary